Exhibit 10.2

April 5, 2018

Dear Bill:

Thank you for agreeing to provide consulting services through June 30th to Hostess Brands, LLC
(the “Company”).

As per our discussions, the following are the terms and conditions of our agreement (the “Agreement”):

1.	The Term of this Agreement shall be through June 30, 2018.

2.
Your duties shall generally be to help the transition of the new CEO or an interim CEO of the Company as requested by him or the Board of Directors of the Company. It is not intended that you spend your full time and efforts consulting with the Company but that you will be reasonably available to answer questions, give your input on general business matters of the Company, help in the evaluation of existing employees or to interview and advise on potential senior level new hires the Company may wish to hire during the Term. Further, you may be requested to advise on potential acquisitions or aid in certain diligence with regard to said potential acquisitions.

3.
You agree that any and all obligations contained in confidentiality or other agreements you have previously signed shall continue to apply through the later of the date of expiration of this Agreement or the time period set forth in said agreements.

4.	You will be an independent contractor to the Company and not an employee.

5.	You acknowledge that you will remain subject to the Company’s Code of Ethics during the Term of the Agreement and other policies and procedures applicable to consultants generally.

6.
In the event you are asked to take any action that would require you to incur travel expenses, the Company will reimburse said expenses after you submit the same to the Company. Any such expenses shall be reimbursed subject to the Company’s Travel Expense Reimbursement policy.

7.	Upon the successful completion of your services provided herein, you shall be paid in a lump sum not later than July 7, 2018 (the “Payment Date”) the sum of $200,000.

8.
The Company may terminate this Agreement prior to June 30 if you breach this Agreement and fail to correct said breach to the satisfaction of the Company within 5 business days of written notification of said breach. You may terminate this Agreement at any time upon giving five business days written notice and you shall be paid on a pro rata basis on the Payment Date for the services provided up to the termination date.

We look forward to the continued opportunity to work with you over the next few months.

If the above is acceptable to you, please acknowledge below and return to me or Jolyn Sebree.

Best,

/s/ Mike Cramer

Mike Cramer
CAO
Hostess Brands, LLC

Acknowledged:

/s/ Bill Toler

Bill Toler
Date: April 16, 2018